Exhibit 10.16
Surge Components, Inc.
Distributor Agreement

Agreement entered into, by and between,  Surge Components, Inc., a New York  corporation having its principal place of business at 95 E. Jefryn Blvd., Deer Park, NY  11729 , and   TTI, Inc., a corporation having its principal place of business at  2441 North East Parkway, Fort Worth, TX, 76106.

    WHEREAS, Supplier is engaged in the supply of high quality electronic products including capacitors and discrete components, to both original equipment manufacturers who incorporate Supplier’s products into their finished goods and to distributors of Supplier’s product lines;

    WHEREAS, Supplier desires to appoint Distributor as Supplier’s non-exclusive distributor for such Products in the Territory hereinafter described; and

    WHEREAS, Distributor desires to be appointed Supplier’s non-exclusive Distributor upon the terms and conditions contained hereinafter.

    NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.
Appointment of Distributor.   SUPPLIER appoints DISTRIBUTOR on a nonexclusive basis to serve during the term of this Agreement as an authorized distributor of the Products within the Territory, and DISTRIBUTOR accepts such appointment. In its capacity as a Distributor of the Products, Distributor shall purchase Products from Supplier for its own account and for resale to third parties and shall not represent itself as a distributor of the Products outside of the Territory, without the prior written consent of Supplier.

           Distributor further acknowledges and agrees that Distributor is not required to, nor has Distributor  paid any money, or tendered any valuable consideration not described herein, for the right to act and serve as a distributor for Supplier.

Distributor hereby represents and acknowledges that Distributor has adequate financial resources to adequately serve as Supplier’s distributor in the Territory, and hereby further agrees and acknowledges that Supplier has relied upon such representation in its appointment of Distributor hereunder. Distributor hereby further acknowledges that Supplier’s reputation and the good will of its customers in the Territory is dependent upon the quality of services performed hereunder by Distributor, and that Supplier will suffer irreparable harm in the event Distributor fails to satisfactorily perform its obligations and duties as a distributor hereunder. SUPPLIER shall be free to distribute the products within the Territory either directly or through other distributors or dealers.

1.1
Definition of “Products.”   The term “Products” shall mean all products offered for sale by SUPPLIER generally, as set forth and described in SUPPLIER’s then current Published Price List (Price List) as attached hereto as Exhibit A. (Products may be added to the Price List or deleted therefrom by SUPPLIER upon sixty (60) days prior written notice to DISTRIBUTOR). Additional Products may be added to this Agreement, including Products specified in SUPPLIER’s Price List but not approved for distributor stocking, by mutual agreement between the parties.

1.2	Definition of “Territory.” The term “Territory” shall mean the geographic area(s) known as “the Americans”

2.
Responsibilities of DISTRIBUTOR. DISTRIBUTOR shall use its best efforts commensurate with its overall business, and shall devote such management, manpower, and time as may be reasonably necessary to conduct a mutually agreed to program to sell and to promote the sale, lease or other distribution of the Products within the Territory. DISTRIBUTOR shall not be prevented in any way from selling within the Territory similar products or merchandise of other suppliers or manufacturers, provided that Distributor first obtains the prior written approval of Supplier. Without limiting the generality of the foregoing:

2.1
Inventory.  DISTRIBUTOR shall use its best efforts commensurate with its overall business to maintain a representative inventory of Products in reasonably sufficient quantities to provide reasonably adequate and timely delivery to DISTRIBUTOR’s  customers.

2.2
Sales, Marketing and Promotion. DISTRIBUTOR shall maintain a competent sales force to market the Products and shall, consistent with its own business judgment, advertise or otherwise promote the sale, lease or other distribution of the Products (including the establishment of promotional campaigns, advertising in trade journals and the like) within the Territory.

2.3
Training Programs. DISTRIBUTOR and its employees shall participate, when and to the extent appropriate, in such training programs as may be offered by SUPPLIER, to the extent that such participation does not materially detract from the conduct of DISTRIBUTORS business.

2.4
Reports. DISTRIBUTOR shall send to SUPPLIER, within thirty (30) days after the end of each calendar month, a written or electronic Point of Sale Report (“POS Reports”) indicating the quantities of all Products sold by Product type, including model number, and customer name, address and zip code and such other information pertaining solely to DISTRIBUTOR’s resale’s under this Agreement as SUPPLIER may reasonably request.

SUPPLIER recognizes and respects the Distributor’s proprietary rights and interest in the information contained in Distributor’s POS Reports. SUPPLIER agrees these reports and information contained therein (in whatever form submitted) are and remain the property of the Distributor. SUPPLIER agrees to return or destroy the reports within sixty (60) days after submittal (and on Distributor’s written request to certify in writing that they have all been destroyed), and further agrees to use its best efforts to keep confidential and not to disclose to any Third Party the information contained in the POS  Reports, and to restrict its availability and use to only SUPPLIER’s employees with a genuine need to know. Supplier agrees these reports and to restrict its availability and  use to only SUPPLIER’s employees with a genuine need to know. It is not intended that this provision should restrict. SUPPLIER’s use of the POS information for market analysis or other information processing purposes or commission payments, so long as the confidentiality of the information is assured.

SUPPLIER agrees that in the event of termination of this Agreement by either party, with or without cause, that upon written notice of said termination all POS Reports and information will be returned to DISTRIBUTOR or destroyed and upon DISTRIBUTOR’s written request, SUPPLIER shall furnish DISTRIBUTOR with written certification that said POS Reports and information have been returned to DISTRIBUTOR  or destroyed. The information in a Point-of-Sale Report shall not be used by any of the SUPPLIER’s personnel, agents or by any of the SUPPLIER’s other authorized DISTRIBUTOR’s to the detriment, or damage, of the DISTRIBUTOR or the DISTRIBUTOR’s sales of any products to any of its customers.

2.5
Audit and Inspection.  Not more than twice annually, upon reasonable prior written notice,DISTRIBUTOR shall permit SUPPLIER, at SUPPLIER’s sole cost and expense, to (i) audit those records of DISTRIBUTOR which pertain solely and exclusively to purchases of Products under this Agreement for the previous twelve (12) months or from and after the last such audit, whichever period is shorter and which are located at DISTRIBUTOR’s  principal place and branch locations of business, and (ii) perform an inventory of all Products purchased hereunder by DISTRIBUTOR at each location; provided, however, that such audit and inventory are carried out at reasonable times and in a manner that will not disrupt or otherwise adversely impact the conduct of DISTRIUBTOR’s business.

2.6
Distributor Policies.  Distributor further agrees to promptly implement and maintain all of Supplier’s sales and distribution policies, as such policies may exist from time to time. In addition, Distributor hereby agrees to comply with and to strictly adhere to and follow any and all rules, regulations, policies, and procedures established by Supplier from time to time with respect to the marketing, sale and servicing of customers and potential customers for the Products and to satisfy any and all quality standards established from time to time with respect thereto by Supplier.

3.
Responsibilities of SUPPLIER.  SUPPLIER, at its cost and expense, shall cooperate with and assist DISTRIBUTOR in performing its duties under this Agreement and shall utilize its best efforts commensurate with its overall business to promote the sale and distribution of the Products. Without limiting the generality of the foregoing:

3.1	Training. SUPPLIER shall provide DISTRIBUTOR’s sales organization with all necessary and appropriate Product sales training, support and assistance.

3.2
Literature. SUPPLIER shall furnish DISTRIBUTOR with a reasonable supply of current price and product information including price lists, sales literature, books, specifications sheets, catalogues, promotional plans and information and the like as SUPPLIER may prepare for nationwide distribution and shall also provide DISTRIBUTOR with such training, technical and sales support and assistance (including sales forecasting and planning assistance) as may be necessary to assist DISTRIBUTOR in effectively carrying out its activities under this Agreement.

3.3
Quality Control. SUPPLIER shall establish and maintain quality control procedures for product manufacturing, handling and testing, including but not limited to, electrostatic discharge sensitivity procedures and other customary programs as are necessary to ensure that the Products, as manufactured and sold to DISTRIBUTOR, are the highest quality and reliability.

3.4
Compliance with Laws. SUPPLIER warrants that the Products, as manufactured and sold to DISTRIBUTOR, are in full compliance with applicable laws, standards, codes and regulations, are duly marked and labeled and are suitable for resale or other distribution by DISTRIBUTOR.

4.	Orders; Delivery; Rescheduling; Cancellation

4.1
Orders. DISTRIBUTOR may place written, telefaxed, telexed or electronically transmitted purchase orders or oral purchase orders confirmed in writing within ten (10) business days. Such purchase orders shall describe the Products ordered, the quantities requested, delivery dates requested, prices and shipping instructions, where appropriate. SUPPLIER shall acknowledge acceptance of each order in writing, by telefax, telex, or electronic transmission at the earliest practicable date, but in any event within ten (10) business days following receipt thereof. In such acceptance, SUPPLIER shall confirm DISTRIBUTOR’s requested delivery date as the shipment date or specify an alternative shipment date (“Acknowledged Shipment Date”). If the Acknowledged Shipment Date is more than thirty (30) days later than DISTRIBUTOR’s  requested delivery date, DISTRIBUTOR, at its election, may cancel the order without the payment of a penalty or charge; provided, however, that DISTRIBUTOR shall receive credit for any such order to establish quantities purchased, quantity discounts and the like, where applicable, as if such order had been fulfilled.  Order minimum DISTRIBUTOR places with SUPPLIER is $50.00 USD, Line minimum is $25.00 USD.

4.2
Method of Shipping. All shipments from SUPPLIER’s F.O.B. point shall be made in accordance with DISTRIBUTOR’s then current shipping instructions. DISTRIBUTOR’s shipping instructions are subject to change upon written notice from DISTRIBUTOR. If SUPPLIER elects to ship otherwise than in keeping with the shipping instructions, it shall do so at its own cost and bear all risk of loss until the shipment is received by DISTRIBUTOR. In the absence of specific instructions from DISTRIBUTOR, the shipping and packaging method shall be at the discretion of SUPPLIER, provided that SUPPLIER shall, consistent with sound business practice, select a method of shipping and packaging which is suitable for the Product. In the event of any misdelivery by the carrier, SUPPLIER shall assist DISTRIBUTOR in tracing the shipment and obtaining delivery of the Products.

4.3
Acceptance.  DISTRIBUTOR shall be deemed to have accepted Products upon delivery to and inspection by Distributor, unless DISTRIBUTOR notifies SUPPLIER within thirty (30) days after delivery that the Products are rejected because they are defective or do not conform to the SUPPLIER’s applicable warranty, the terms of this Agreement or DISTRIBUTOR’s order.

4.4
Early Shipments.  DISTRIBUTOR shall have the right to accept or reject any and all Products delivered prior to their Acknowledged Shipment Date. If SUPPLIER is notified of DISTRIBUTOR’s  intention to reject and return any such delivery, it shall issue (or shall be deemed to have issued) a Return Material Authorization within five (5) business days. The return shall be made freight collect. If DISTRIBUTOR elects to accept any such delivery, DISTRIBUTOR shall not become obligated to pay any invoices submitted therefor until thirty (30) after the Acknowledged Shipment Date.

5.
Prices. The prices for Products purchased under this Agreement shall be as set forth in SUPPLIER’s Price List in effect as of the date of this Agreement, a copy of which is attached to this Agreement as Exhibit A. The prices shown in Exhibit A are subject to change upon at least thirty (30) days prior written notice from SUPPLIER to DISTRIBUTOR.

5.1
Price Increases.  Prior to the effective date of a price increase, DISTRIBUTOR may order Products for delivery at the prior (i.e., lower) price. All Products shipped under orders placed by DISTRIBUTOR prior to the effective date of any price increase shall be shipped and invoiced at the price in effect at the time of order placement.

5.2
Price Decreases. In the event Surge/Lelon decreases the price of any product, the Distributor shall be entitled to a credit equal to the difference between the price paid for the Product by the Distributor (less any prior credits granted by Surge/ Lelon on such Products) and the new decreased price for the Product multiplied by the quantity of such Product in the Distributor’s inventory on the effective date of the decrease. Similar price adjustment, if appropriate, will also be made on all Products in transit to the Distributor on the effective date of the price decrease. Similar price adjustment, if appropriate, will also be made on all Products in transit to the Distributor shall submit to Surge/Lelon, within 45 calendar days following the date of distributor’s receipt of written notice of such price decrease, a report of the Products subject to the price decrease and in the Distributor’s inventory as of the effective date of the price decrease. All Products, except those designated as NC/NR in the Surge/Lelon price book or those which have been deemed obsolete by Surge/ Lelon, shipped after the effective date of any price decrease will be shipped and invoiced at the price in effect at the time of shipment. Credits will be applied to future Distributor purchases of Products or to the Distributor’s accounts receivable with Surge/Lelon.

5.3
SUPPLIER’s Representation. SUPPLER represents and warrants that the practices and policies, including any prices or discounts extended to DISTRIBUTOR in connection with the Products, comply with all applicable laws and are not, and will not be, less favorable than those extended to other purchasers of similar quantities of Products from SUPPLIER for resale or other distribution.

5.4	F.O.B. All prices are F.O. B. SUPPLIER’s domestic shipping facility at Deer Park, New York.

5.5
Sales Taxes, Export and Other Charges. DISTRIBUTOR shall be responsible for any and all applicable sales or use taxes pertaining to its purchase of the Products, and, if Products are to be delivered by Supplier to points outside the domestic United States, the cost of export packing, export duties, licenses, and fees, if included as a separate item on the invoices sent by SUPPLIER to DISTRIBUTOR.

5.6	Risk of Loss. DISTRIBUTOR shall assume all risk of loss and pay all costs of insurance forthe Products upon SUPPLIER’s delivery thereof to a common carrier.

6.
Terms of Payment. SUPPLLIER shall invoice DISTRIBUTOR upon shipment of each order. Such invoices shall be due and payable by DISTRIBUTOR within thirty (30) days following DISTRIBUTOR’s acceptance of the Products or DISTRIBUTOR’s receipt of the invoice, whichever is later. DISTRIBUTOR shall be entitled to a prompt payment discount of     ONE  percent  (    1%  ) if payment is made within ten (10) days of the due date of any such receipt.  Distributor shall remit payment to supplier by electronic fund transfer.

7.	Return of Product.

7.1
Bi-annual Rotation. Within three (3) months following each half year period of this Agreement determined as of the commencement date of this Agreement, six (6) month DISTRIBUTOR may return to SUPPLIER, for credit, a quantity of Products the value of which shall not exceed    FIVE    percent   (5%) of the net sales dollars invoiced by SUPPLIER to DISTRIBUTOR for all products purchased by DISTRIBUTOR during the preceding Contract 6 months.  Credit issued for such returned Products shall equal the price paid by DISTRIBUTOR, excluding prompt payment discount, less any prior credits. DISTRIBUTOR may make such returns from one or more stocking locations. The foregoing return privilege shall be subject to the following:

7.1.1
The Products must be returned in their original unopened packaging where feasible, or if not feasible, must be free of damage and be in merchantable condition. SUPPLIER agrees to furnish packaging materials when requested by DISTRIBUTOR:, All date coded products must be returned within one (1) year of date code.

Prior to returning any Products, DISTRIBUTOR must obtain a Return Authorization from SUPPLIER, which shall be given to DISTRIBUTOR within thirty (30) days of request by Distributor; and

7.1.2	All Products returned under this Subsection 7.1 shall be shipped F.O.B. SUPPLIERS domestic facility at 95 E. Jefryn Blvd, Deer Park, NY 11729, freight and shipping charges prepaid by DISTRIBUTOR.

7.1.3	DISTRIBUTOR must place offsetting order equal to / or greater than stockrotation RMA at the same time RMA is given. Stock rotation RMA will not be giving with out offsetting order.

7.1.4
Scrap AllowanceDistributor can choose to Scrap allowance instead of rotation. Distributor will receive a quarterly credit against payments owed to supplier for a scrap allowance equal to five percent (5%) of Supplier’s gross sales to Distributor for the previous six (6) month period, minus all credits instead of rotation depending on items. This scrap allowance will be applied, in Distributor’s discretion, to the following: (1) the scrapping of Products to obtain optimal mix as determined by Distributor, (2) accumulation of unused scrap allowance to apply to future Product mix issues, and (3) application of unused scrap allowance to Distributor’s Profit & Loss statement. Supplier has opportunity to approve scrap decide what items can be send back to supplier instead of scrap. DISTRIBUTOR must place offsetting order equal to / or greater that Scrap RMA at the same time RMA is given. Scrap RMA will not be giving with out offsetting order.

7.2
 New Products. For purposes hereof, the term “New Products” shall mean any and all Products (i) ordered by DISTRIBUTOR under its initial stocking order (i.e., ordered within ninety (90) days of the date of this Agreement of (ii) added to the Products listed in Exhibit A and ordered within ninety (90) days of the date of such addition. Within six (6) months following the date of this Agreement or following the date of any New Product is added hereunder, whichever is later, DISTRIBUTOR may elect to return to SUPPLIER, for credit, any and all of such New Products in its inventory. Such return is subject to all of the terms and conditions of Subsection 7.1 above, except of Subsection 7.1.2 thereof. Returns of new Products under this Subsection 7.2 shall not be counted as “stock rotation” for purposes of computing the amount of Products returnable by DISTRIBUTOR under Subsection 7.1.

8.	Product Changes.

8.1
Discontinuance and Obsolescence. SUPPLIER reserves the right to discontinue the manufacture of sale of, or otherwise render or treat as obsolete, any or all of the Products covered by this Agreement upon at least forty five (45) days prior written notice to DISTRIBUTOR. DISTRIBUTOR may, in its discretion, within thirty (30) days following receipt of such notice, notify SUPPLIER in writing of its intention to return any or all Products so discontinued or rendered obsolete which remain in its inventory and shall receive a credit for such Products equal to the net price paid by DISTRIBUTOR for the same, provided that said Products are returned within thirty (30) days of the date of DISTRIBUTOR’s receipt of SUPPLIER’s Return Material Authorization, which RMA shall be promptly issued by SUPPLIER.  SUPPLIER shall pay all freight and shipping charges in connection with any such returns. Returns of Products under this Subsection 8.1 shall not be counted as “stock rotation” for purposes of computing the amount of Products returnable by DISTRIBUTION under Subsection 7.1.

8.2
Modification of Products. SUPPLIER shall give DISTRIBUTOR at least thirty (30) days prior written notice of all engineering modifications that will affect products in DISTRIBUTOR’s inventory if such changes affect form, fit, or function, or if the modifications will preclude or materially limit the salability of DISTRIBUTOR’s affected inventory of Products once the engineering modifications are implemented.  SUPPLIER shall work with DISTRIBUTOR to move the affected inventory through resale or repurchase for ninety (90) days following such notification.  If, after the above efforts, affected Product still remains in DISTRIBUTOR’s inventory, SUPPLIER agrees to replace it with upgraded Products within one hundred twenty (120) days of the official public announcement of such modification or SUPPLIER’s first shipment of the modified Product, whichever occurs first. SUPPLIER shall pay all freight and shipping charges in connection with any such returns or replacements. Returns of Products under this Subsection 8.2 shall not be counted as “stock rotation” for purposes of computing the amount of Products returnable by DISTRIBUTOR under Subsection 7.1.

8.3
Introduction of New Products.  SUPPLIER shall give DISTRIBUTOR at least thirty (30) days prior written notice of the introduction of any New Products that preclude or materially limit DISTRIBUTOR from selling any Products in its inventory, and shall work with DISTRIBUTOR to move the affected inventory through resale or repurchase for 90 days, following such notification. If, after the above efforts, affected Products still remains in DISTRIBUTOR’s inventory, SUPPLIER agrees to replace them with the New Products within one hundred twenty (120) days of the official public announcement of such New Products or SUPPLIER’s first shipment of New Products, whichever occurs first. Returns of Products under this Subsection 8.3 shall not be counted as “stock rotation” for purposes of computing the amount of Products returnable by DISTRIBUTOR under Subsection 7.1.

8.4
Return Material Authorization. A Return Material Authorization shall be issued by SUPPLIER within thirty (30) days of any request for the same by DISTRIBUTOR when required in connection with any return request under this Agreement.

9.	Warranty; Compliance With Laws.

9.1
Standard Warranty.  The Products shall be covered by SUPPLIER’s standard warranty terms and provisions, copies of which are annexed to this Agreement as Exhibit B; provided, however, that the warranty coverage shall be no less than the following: (i) the warranty period set forth therein shall run for at least one (1) year following DISTRIBUTOR’s shipment of any Product to it’s customer; (ii) SUPPLIER shall extend such warranty directly to DISTRIBUTOR’s customer as if such customer had purchased the Product directly from SUPPLIER; (iii) SUPPLIER shall warrant the Product against defects in material and workmanship under normal use and service and shall repair or replace at its cost any defective Product (or issue a credit or refund, as the case may be, based on the purchase price paid therefor; and (iv) SUPPLIER shall pay (or refund the amount of) all freight and shipping charges for any defective Product returned.

10.
Special Purchases.  SUPPLIER and DISTRIBUTOR may at any time during the term of this Agreement enter into separate agreements for the special purchase of other Products, including non-standard Products and Products in greater quantities than those set forth in SUPPLIER’s then current Published Price List, and such agreements shall be subject to all terms and conditions hereof unless inconsistent with the terms of such special agreements or unless otherwise agreed.

11.	Term and Termination.

11.1
Term. The initial term of this Agreement is for one (1) year commencing on July 1st 2012. This Agreement, thereafter, shall automatically renew and extend annually for a one (1) year term unless either Party has given the other at least sixty (60) days prior to the end of the term written notice of its intention not to renew the Agreement.

11.2
Termination for Convenience.  Either SUPPLIER or DISTRIBUTOR may at any time terminate this Agreement without cause and for its convenience by giving ninety (90) days prior written notice to the other. Both SUPPLIER and DISTRIBUTOR represent that they have considered the making of expenditures in preparing to perform under this Agreement, as well as the possible losses which might result in the event of any termination of the Agreement.

11.3
Immediately upon the expiration or termination of this Agreement for any reason, Distributorshall immediately and forever cease to solicit orders for Products and shall  cease to represent or to hold itself out in any manner that Distributor is associated with Supplier.

11.4	Events of Default. Any of the following shall constitute a default under this Agreement.

11.4.1
Except as otherwise permitted under Subsection 17.04 of this Agreement, the assignmentby DISTRIBUTOR or SUPPLIER of this Agreement or any of its respective rights hereunder without the prior written consent of the non-assigning party (the word “assign” to include, with out limiting the generality thereof, a merger, sale of any substantial portion of assets or business or any similar transaction);

11.4.2
DISTRIBUTOR or SUPPLIER’S failure to perform or observe any of its obligationshereunder for a period of thirty (30) days following written notice thereof from the other; or if the breach is of such a nature that it could not reasonably be cured within such thirty (30) day period, DISTRIBUTOR’s or SUPPLIER’s failure within such thirty (30) days to commence to cure the breach and, thereafter, proceed with due diligence to cure it; or

11.4.3
The assignment by DISTRIBUTOR or SUPPLIER of its business for the benefit ofcreditors, or the filing of a petition by DISTRIBUTOR or SUPPLIER under the Bankruptcy Code or any similar statute, or the filing of such a petition against either of them which is not discharged or stayed within sixty (60) days, or the appointment of a receiver or similar officer to take charge of DISTRIBUTOR’s or SUPPLIER’s property, or any other act indicative of bankruptcy or insolvency, or the determination by Supplier, in its sole discretion, that Distributor lacks the financial resources to satisfactorily perform its obligations and/or duties hereunder.

11.5	Remedies Upon Default. In the event of any default set forth in Subsection 13.4 above, the non-defaulting party may, at its option:

11.5.1
Proceed by any lawful means to enforce performance of this Agreement and to recover damages for a breach thereof (and the breaching party agrees to bear the other’s costs and expenses, including reasonable attorney’s fees incurred in any judicial action to enforce such performance or recover such damages if the aggrieved party is determined to be entitled to such relief in such action;

11.5.2	Terminate this Agreement for cause by written notice and proceed by any lawful meansto recover damages for breach thereof; or

11.5.3	Avail itself of any other lawful remedy available under law or equity.

11.5.4
The rights and remedies under Subsection 13.5.1, 13.5.2, and 13.5.3 above are intended to be cumulative and not exclusive, so that the non-defaulting party can elect to pursue any one or more of the same.

11.6	Return of Inventory

11.6.1
In the event SUPPLIER terminates this Agreement without cause or elects not to renewthe same, or DISTRIBUTOR terminates this Agreement for cause, SUPPLIER shall repurchase from DISTRIBUTOR any and all unsold Products designated by DISTRIBUTOR from its  inventory at the price paid therefor by DISTRIBUTOR, less any prior credits granted by  SUPPLIER on such Products. SUPPLIER shall pay all freight and shipping charges in connection with such repurchases.

11.6.2
In the event DISTRIBUTOR terminates this Agreement without cause or elects not torenew the same, SUPPLIER shall repurchase from DISTRIBUTOR from its inventory at the same price as set forth in Subsection 12.6.1 above. A twenty percent (20%) handling charge may be deducted by SUPPLIER  from the purchase price to be paid by DISTRIBUTOR for all Products returned in salable condition in opened or non-original packaging. DISTRIBUTOR shall pay all freight and shipping charges in connection with such repurchases.

11.6.3
Notwithstanding the foregoing, SUPPLIER shall be required to accept only those Productswhich are in their original unopened packaging or, where not in such packaging, are undamaged and in salable or merchantable condition after testing and inspection by SUPPLIER.

11.7	Outstanding Order. In the event of any termination, SUPPLIER shall, if requested to do so by DISTRIBUTOR, honor any open DISTRIBUTOR purchase order then outstanding.

11.8	Release. No termination of this Agreement shall affect any obligation of either party to pay amounts due to the other hereunder and all such payments shall be made when due.

12.
Trademarks; Trade Names.  This Agreement shall not create, and SUPPLIER shall have no right in, or to the use of, any trademark, trade name, logo, service mark or other mark, identification or name of DISTRIBUTOR. DISTRIBUTOR recognizes SUPPLIER’s ownership of, and right to use, certain trademarks, trade names, logos and other marks, and names and acknowledges that, except as hereinafter set forth, DISTRIBUTOR has no right in, or to use, any thereof. Notwithstanding the foregoing, DISTRIBUTOR   is hereby granted a non-exclusive right to use SUPPLIER’s trademarks, trade names, logos and other marks and names for the purposes of identifying itself to the public as an authorized distributor of the Products and for advertising and otherwise promoting the resale, lease or servicing of any products purchased under this Agreement.

13.
Confidential Information. SUPPLIER, SUPPLIER’s authorized representatives and DISTRIBUTOR shall each receive and maintain in confidence any and all proprietary information, trade secrets or other know-how belonging to the other (including, but not limited to,  knowledge of manufacturing or technical processes, financial and systems data, customer information and resale reports), (“Confidential Information”), which is expressly designated and conspicuously marked confidential (except and to the extent that disclosure of any Confidential Information is (i) required by any law or governmental regulation or the decree of a  court having competent jurisdiction or (ii) enters into or exists in the public domain without the act of the party obligated to maintain such confidentiality hereunder). Without limiting the foregoing, all books, documents, records and other material and information made known to SUPPLIER or SUPPLIER’s authorized representatives by DISTRIBUTOR pursuant to Subsection 2.4 of this Agreement are hereby designated as confidential. This Section 16 shall survive termination or expiration of this Agreement for a period of two (2) years.

14.	General

14.1
Entire Agreement.  This Agreement supersedes all prior communications or understandings between DISTRIBUTOR and SUPPLIER and constitutes the entire agreement between the parties with respect to the matters covered herein. In the event of a conflict or inconsistency between the terms of this Agreement and those of any order, quotation, solicitation or other communication from one party to the other, the terms of this Agreement shall be controlling.

14.2
 Amendment.  This Agreement cannot be changed, modified or amended unless such change, modification, or amendment is in writing and executed by the party against which the enforcement of such change, modification or amendment is sought.

14.3	Governing Law. This Agreement is made in, governed by, and shall be construed solely in accordance with, the internal laws of the State of New York .

14.4
Assignment.  Neither party shall have the right to assign this Agreement or any rights hereunder without the prior written consent of the other except that either party may make such an assignment to another corporation wholly owned by or under common control with it.  For purposes hereof, the term “assign” shall include, without limitation, a merger, sale of assets or business, or other transfer of control by operation of law or otherwise.

14.5
Authority.  Both parties represent and warrant to each other that they have the right and lawful authority to enter into this Agreement for the purposes herein and that there are no other outstanding agreements or obligations inconsistent with the terms and provisions hereof.

14.6
Paragraph headings.  Paragraph headings and numbers have been inserted for convenience of reference only, and if there shall be any conflict between any such headings and numbers and text of this Agreement, the text shall control.

14.7	Waiver. Waiver by either party of any term or condition of this Agreement or any breachshall not constitute a waiver of any other term or condition or breach of this Agreement

14.8
Notices. Notices and other communications by either party under this Agreement shall be deemed given when delivered by hand or deposited in the United States mail as certified mail, postage prepaid, addressed to the chief executive officer of the other party at its then  principal place of business as follows.

If to SUPPLIER:
Ira Levy
Surge Components Inc.
95 E. Jefryn Blvd.
Deer Park, NY 11729

If to DISTRIBUTOR:
Frank Sganga
TTI
2441 NE Pkwy
Fort Worth, TX 76106-1816

15.09
Invalidity of Provisions. In the event that any term or provision of this Agreement  shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of  this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall  not affect or render invalid or unenforceable any other provision of this Agreement.

15.10
Consent Not Unreasonably Withheld.  Whenever any consent, action or authorization is required or requested of SUPPLIER hereunder, such consent, action or authorization shall not be unreasonably withheld or delayed.

15.11
Force Majeure. Nonperformance under this Agreement shall be excused,  and neither party shall be liable for any loss, damage, penalty or expense, to the extent that such performance is rendered impossible or delayed by fire, flood, act of God or the public enemy, act of the Government, labor difficulties, riot, inability to obtain materials or any  other cause where the failure to perform or delay is beyond the reasonable control of the non-performing party and without the negligence of such party.

15.12
Relationship of Parties. The relationship between the parties hereto shall be   that of independent contractors, each being in full control of its own business. Under no circumstances shall either party have the right or authority, expressed or implied, to act or make any commitment on behalf of or bind the other or represent the other as its agent in any way. Nothing contained in this Agreement shall be construed as creating a joint venture or partnership between SUPPLIER and DISTRIBUTOR.

AGREED TO THIS	ACCEPTED THIS

1st day of July , 2012	14 day of August , 2012

/s/ Ira Levy	/s/ Frank Sganga
Name (Signature)	Name (Signature)

Address	Address

95 E. Jefryn Blvd.	2441 North East Parkway
Deer Park, NY 11729	NY 11729

By Ira Levy	By Frank Sganga
Title President	Title